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                                                                    EXHIBIT 99.2
NEWS RELEASE

Contact:          Michael J. Hopley, President & CEO          604-682-6508
                  Edward M. Topham                            602-264-9107

              Change in Corporate Name and Executive Management

         Vancouver, B.C.--August 5, 1996--Fremont Gold Corporation (NASDAQ BB--FGLD effective 8/6/96) today announced the composition of its new management team and a change in its corporate name.

         The name of the company was changed from "The Rothchild Companies, Inc." to "Fremont Gold Corporation" to better reflect the new direction of the company's business. Under the direction of the new management team, discussed below, Fremont will engage in the exploration and development of mineral properties, primarily gold and copper properties located in Latin America.

         In connection with the June 4, 1996 acquisition of 600,000 shares of Freont stock by Laminco Resources, Inc., a new board of directors has been elected and executive management team appointed. Laminco, a Toronto Stock Exchange listed corporation engaged in the exploration and development of copper and gold properties in Mexico, acquired its 60% interest in Fremont in a private transaction with existing shareholders.

         Elected to the Fremont board of directors were Messrs. Kelsey L. Boltz, Michael J. Hopley, Edward G. Morrow, David Shaw and David Alexander. In addition, Messrs. Hopley and Alexander were appointed as Fremont's President, Chief Executive Officer and Treasurer, Chief Financial Officer, respectively. Commenting on the board's experience, Mr. Hopley expressed enthusiasm and confidence that the combined experience of over 100 years in the exploration and development of mineral properties will result in highly successful business ventures.

         Below is a brief background of each individual:

         Kelsey L. Boltz. From June 1991 to the present, he has served as Chairman of the board and Chief Executive Officer of Laminco Resources, Inc., a publicly-held exploration and evelopment company with operations in Mexico. From 1987 to the prsent, he has served as Chairman of the Board and Chief Executive Officer of Boltz Group International, a technical and financial services company providing services to the international natural resources industry. Mr. Boltz is founder and sole shareholder of Boltz Group International. He is a Geological Engineer from the Colorado School of Mines with more than 42 years' experience in mining exploration, operations

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and financing natural resource companies.  Mr. Boltz has worked extensively in
Latin America and speaks fluent Spanish.

         Michael J. Hopley. From 1989 to May 1996, Mr. Hopley served as Vice President of Exploration and Corporate Development for Bema Gold Corporation, a publicly-held exploration and development company with operations in Chile, Argentina, Venezuela and the United States. Mr. Hopley is a geologist with over 25 years experience in gold exploration worldwide. After graduating in 1970 with an Honours degree in geology from London University, he spent eight years with Consolidated Gold Fields in Great Britain, the United States and Canada.

         David Alexander. From march 1996 to the present, Mr. Alexander has served as Chief Financial Officer of Laminco Resources, Inc., a publicly-held exploration and development company with operations in Mexico. from 1992 to December 1995, Mr. Alexander was Chief Financial Officer of Arakis Energy Corporation, a publicly-held energy resource exploration and development company with operations in Canada, Sudan, Oman, Papua New Guinea and the United States. From 1990 to March 1996, Mr. Alexander was Controller of Delgratia Mining Corporation, a publicly-held resource exploration company with operations in Nicaragua and Mexico. Previous experience included employment with Ernst & Whinney (now KPMG). Mr. Alexander, a chartered accountant, graduated with Honours Finance at the University of British Columbia.

         David Shaw. From December 1995 to the present, Mr. Shaw has served as President of Yuma Gold Mines, Inc., a publicly-held exploration and development company. Additionally, Mr. Shaw holds board positions with Kilimantan Gold Ltd. and Keylock Resources Ltd., both publicly-held exploration and development companies. From November 1993 to December 1995, Mr. Shaw served as Senior Mining Analyst, Corporate Finance, Natural Resource Group, Yorkton Securities Ltd. From August 1991 to November 1993, Mr. Shaw served as President of Bema Resource Management Ltd., an exploration and development company. From January 1990 to November 1991, Mr. Shaw was an independent consultant providing technical and financial evaluation services of base and precious mental exploration and development projects. Previously, Mr. Shaw served 8 years with Chevron Canada resources Ltd. Mr. Shaw graduated with a B.Sc. from the University of Sheffield, U.K., and Ph.D. Structural Geology from Charlton University, Ottawa, Canada.

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         Edwin G. Morrow. From October 1995 to the present, Mr. Morrow has served as Director, Chief Operating Officer and President of Laminco Resources, Inc., a publicly-held exploration and development company with operations in Mexico. From July 1993 to October 1995, Mr. Morrow served as Director of Geology at the Homestake Mine in Lead, South Dakota. Prior to Homestake, from April 1981 to May 1993, Mr. Morrow served as General Manager, Minerals of Asamera Miners U.S., Inc., which operated the Cannon and Gooseberry gold mines in the United States and was also actively involved in exploration for precious metals around the world. Mr. Morrow is a graduate in Geology from Mackay School of Mines in Nevada and has more than 25 years' experience in mining exploration and operations in metals and industrial minerals.


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